Filed pursuant to Rule 433
Dated 10/13/06
Registration No. 333-132201

7NC2 CMS Spread Accrual Notes


Issuer:			Toyota Motor Credit Corporation ("TMCC")

Ratings:		Aaa (Moody's) / AAA (S&P)

Status:			Senior, unsubordinated

Underwriter:		Credit Suisse Securities (USA) LLC

Aggregate Principal:	USD 38,000,000 (may be increased prior to
			Settlement Date)

Denomination:		USD 10,000 and integral multiples of 1,000

Trade Date:		October 13, 2006

Settlement  Date:	October 24, 2006

Maturity Date:		October 24, 2013 - subject to Optional Redemption

Issue Price:		100%

Redemption:		100%

Optional Redemption:
The Notes may be redeemed in whole but not in part at the option of the Issuer on October 24, 2008 and on every Coupon
Payment Date thereafter at par, by giving no less than ten (10)
Calendar Days notice.

Coupon:

	YR1 and YR2 ==> 8.00% fixed
	YR3-YR7 ==> 8.00% x n/N

"n" - out of "N", the number of Business Days that the Spread is fixed at or above the Barrier of 0.10%

"N" - the Number of Business Days in the period beginning five
(5) Business Days prior to the last Coupon Payment Date and ending five (5) Business Days prior to the next Coupon Payment
Date

Spread:			USD 3 Year CMS - USD 1 Year CMS
CMS Fixing Source:	REUTERS Page ISDAFIX1


Coupon Period:		Semi-annual, unadjusted

Coupon Payment Dates:	The last day of each Coupon Period, adjusted according
to the Following Business Day convention

Coupon Basis:		30/360

Business Days:		New York

Calculation Agent:	Credit Suisse International

Documentation:		Pursuant to TMCC's MTN Program, Standard Pricing
			Supplement

Settlement:		DTC

CUSIP:			89233PZR0







The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the
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about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the
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